EXHIBIT 99.1

SIRNA THERAPEUTICS NAMES DR. ROBERTO GUERCIOLINI AS SENIOR VICE

PRESIDENT OF DEVELOPMENT AND CHIEF MEDICAL OFFICER

Company Anticipates IND Filing This Year

BOULDER, CO - April 14, 2004 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today that Roberto Guerciolini, M.D., formerly at Millennium Pharmaceuticals, has joined Sirna as Senior Vice President of Development and Chief Medical Officer, effective immediately. In this newly created position, Dr. Guerciolini will be responsible for Sirna Therapeutics’ clinical development activities and regulatory affairs.

Howard W. Robin, Sirna’s President and Chief Executive Officer, stated, “Dr. Guerciolini brings to Sirna tremendous experience throughout all phases of the drug development process, from the initiation of clinical programs to the filing of successful NDAs for commercialized products. We are delighted to have attracted someone of Roberto’s caliber to head development and regulatory affairs as we rapidly transition to the clinic with our proprietary siRNA compounds.” Sirna expects to file its first IND application in age-related macular degeneration with the U.S. Food & Drug Administration by the end of 2004.

About Dr. Roberto Guerciolini

In his most recent position as Senior Director of Clinical Pharmacology and Experimental Medicine at Millennium, Dr. Guerciolini was responsible for overseeing the conduct of early stage clinical trials in the areas of inflammation and metabolic diseases. He also contributed significantly towards the successful filing of an NDA for VELCADE®, a treatment for multiple myeloma. Prior to this, he served as Director, Medical Research at Roche Global Development and Director, Clinical Pharmacodynamics/International Clinical Research at Hoffmann-La Roche, with responsibilities for phase I clinical studies in a number of therapeutic areas. He also played an important role in the filing and registration of XENICAL® in the U.S. and Europe for the treatment of obesity. Previously, he was Associate Director of Clinical Pharmacology/Clinical Research at Schering-Plough Corporation.

Dr. Guerciolini has presented major clinical research findings at the leading health science conferences and has authored or co-authored 40 articles in peer-reviewed journals. He received his medical degree and board certification in internal medicine from the University of Perugia Medical School in Italy and completed his postdoctoral fellowship in clinical pharmacology at the Mayo Clinic. He is also certified by the American Board of Clinical Pharmacology. In addition to his medical training, Dr. Guerciolini received his Executive MBA from the Hass School of Business, University of California-Berkeley.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, which include, among other things, the following: early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, availability of materials for product manufacturing, and the like, as set forth in Sirna Therapeutics’ annual report on Form 10-K for 2003 filed with the Securities and Exchange Commission.

For further information please contact: Howard W. Robin, President & CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or Investors, E. Blair Schoeb, or Media, Justin Jackson, both of Burns McClellan, Inc., +1-212-213-0006, for Sirna Therapeutics Inc.